Exhibit 10.6

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 1, 2007, between LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation (the “Company”), and Shaun E. McAlmont (the “Executive”).

WHEREAS, the Executive is currently employed by the Company;

WHEREAS, the Executive and the Company entered into an Employment Agreement, dated September 26, 2006 (the “Original Agreement”), which set forth the terms and conditions of the Executive’s employment with the Company;

WHEREAS, the Original Agreement was amended on January 24, 2007 (the “Amendment”);

WHEREAS, the parties desire that this Agreement supersede the Original Agreement and the Amendment;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.	EFFECTIVENESS OF AGREEMENT

This Agreement shall become effective, and shall supersede the Original Agreement and the Amendment as of the date hereof (the “Effective Date”).

2.	EMPLOYMENT AND DUTIES

2.1    Position and Duties. The Company hereby continues to employ the Executive, and the Executive agrees to serve, as President and Chief Operating Officer of the Company, upon the terms and conditions contained in this Agreement.  The Executive shall report to the Chairman of the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company and perform duties and services for the Company commensurate with the Executive’s position.  Except as may otherwise be approved in advance by the Board or the Compensation Committee of the Board (the “Committee”), the Executive shall render his services exclusively to the Company during his employment under this Agreement and shall devote substantially all of his working time and efforts to the business and affairs of the Company.

2.2    Term of Employment. The Executive’s employment under this Agreement shall terminate on December 31, 2008, unless terminated earlier pursuant to Section 5 or extended pursuant to Section 6.1 (the “Employment Period”).

2.3    Location of Work. The Executive shall be based in the United States in West Orange, New Jersey. However, the Executive agrees to undertake whatever domestic and worldwide travel is required by the Company. The Executive shall not be required or permitted to relocate without the mutual, written consent of the Executive and the Company.

3.	COMPENSATION

3.1    Base Salary. Subject to the provisions of Sections 5 and 6, the Executive shall be entitled to receive a base salary (the “Base Salary”) at a rate of $300,000 per annum during the Employment Period, such rate to be effective as of January 1, 2007. Such rate may be adjusted upwards, but not downwards, from time to time by the Board or the Committee, in their sole discretion. The Base Salary shall be paid in equal installments on a biweekly basis or in accordance with the Company’s current payroll practices, less all required deductions. The Base Salary shall be pro-rated for any period of service less than a full year.

3.2    Annual Bonus. Subject to the provisions of Sections 5 and 6, the Executive shall be eligible to earn an annual bonus for 2007 and each full calendar year thereafter during the Employment Period (the “Annual Bonus”), the amount of which shall be based upon performance targets or such other criteria that are determined by the Board or the Committee pursuant to the provisions of the Company’s Key Management Team Incentive Compensation Plan ( the “Incentive Plan”) in effect for the applicable calendar year. The Company shall pay the Annual Bonus to the Executive no later than three weeks following receipt by the Board or the Committee of the Company’s audited financial statements for the applicable fiscal year. The Annual Bonus shall be prorated for any year in which the Executive’s employment is terminated due to death or Disability (as defined in Appendix A). If during the Employment Period the Executive’s employment is terminated by the Company (or any successor thereto) for Cause (as defined in Exhibit A) or the Executive resigns from his employment other than for Good Reason (as defined in Exhibit A) prior to the payout of any Annual Bonus due for a completed calendar, the Executive shall not receive such Annual Bonus.

3.3    Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices.

3.4    Future Compensation Actions. At such time or times during the Term as salary increases or equity-based incentive awards are being considered for other executive officers of the Company, the Executive shall also be considered for such an increase or award.

4.	EMPLOYEE BENEFITS

4.1    General. The Executive shall, during the Employment Period, be included, to the extent eligible thereunder, in all employee benefit plans, programs and arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance or vacation and paid holidays) that shall be established by the Company for, or made available to, its senior executives. In addition, the Company shall furnish the Executive with coverage by the Company’s customary director and officer indemnification arrangements, subject to applicable law.

4.2    Automobile. During the Employment Period, the Company shall provide the Executive with an automobile for business and personal use and pay for associated costs, including automobile insurance, parking and fuel, in accordance with the Company’s practices as consistently applied to other key employees.

4.3    Relocation. The Company shall pay and reimburse the Executive the reasonable costs of his relocation from Denver, Colorado to West Orange, New Jersey. Such relocation assistance shall include the purchase by the Company of the Executive’s home in Denver, Colorado, the price of which shall be equal to the average of three appraisals provided by three independent appraisers selected by the Company and reasonably acceptable to the Executive.

5.	TERMINATION OF EMPLOYMENT

5.1    Effect of an Involuntary Termination. Subject to the provisions of Sections 6, 9.5 and 11.2, if during the Employment Period there is an “Involuntary Termination” (as defined below) of the Executive’s employment, the Company shall pay to the Executive:

(i)    an amount equal to one and one half times the sum of (x) the Executive’s annual Base Salary, at a rate in effect at the date of such termination plus (y) the average of the Annual Bonuses paid to the Executive for the two years immediately prior to the year in which the Involuntary Termination occurs;

(ii)    all outstanding reasonable travel and other business expenses that he incurred as of the date of his termination; and

(iii)   the employer portion of the premiums necessary to continue the Executive’s health care coverage until the earlier of (1) the first anniversary of the date of such Involuntary Termination and (2) the date on which the Executive is covered under another group health plan (which coverage, once obtained, must be promptly disclosed by the Executive to the Company).

The Executive shall also be entitled to (i) the continued use of an automobile and payment of associated costs by the Company pursuant to Section 4.2 until the later of (x) the first anniversary of the date of such Involuntary Termination and (y) the second anniversary of the Effective Date and (ii) receive any other accrued compensation and benefits otherwise payable to him as of the date of his termination, including, without limitation, any Annual Bonus due for a completed calendar year. All payments made under Sections 5.1(a)(i) and (ii) above shall be made by the Company (or its successor) in a lump-sum amount no later than thirty days after the date of the Executive’s termination of employment; provided, however, that the payment of such lump sum shall be deferred for six months and one day following such termination (i) if necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) in the event such payment, as determined in the sole discretion of the Company (or its successor), could cause the Executive to be subject to interest and penalties under Section 409A of the Code.

For purposes of this Agreement, “Involuntary Termination” means the termination of the Executive’s employment (i) by the Company (or any successor thereto) without Cause, as defined in Appendix A, or (ii) by the Executive for Good Reason, as defined in Appendix A.

5.2    Effect of a Termination for Cause or Resignation without Good Reason. Subject to the provisions of Sections 3.2 and 6, if during the Employment Period, the Executive’s employment is terminated by the Company (or any successor thereto) for Cause or the Executive resigns from his employment other than for Good Reason, the Company shall pay to the Executive, any (i) accrued but unpaid Base Salary earned through the date of his termination, (ii) unreimbursed expenses, plus (iii) accrued but unpaid employee benefits set forth in Section 4.1 above as determined in accordance with the provisions of the applicable employee benefit plans or programs of the Company.

5.3    Effect of a Termination due to Death or Disability. Subject to the provisions of Sections 3.2 and 6, if during the Employment Period, the Executive’s employment is terminated by the Company (or any successor thereto) due to death or Disability, as defined in Appendix A, the Company shall pay to the Executive, or if applicable his estate any (i) accrued but unpaid Base Salary earned through the date of his termination, (ii) unreimbursed expenses, plus (iii) accrued but unpaid employee benefits set forth in Section 4.1 above as determined in accordance with the provisions of the applicable employee benefit plans or programs of the Company including, without limitation, any Annual Bonus due but not yet paid for a completed calendar year.

6.	EFFECT OF A CHANGE IN CONTROL

6.1    New Term of Employment. Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Change in Control, as defined in Appendix A, during the Employment Period, the Company (or its successor) shall renew this Agreement for a period of two years commencing on the date of the Change in Control and ending on the second anniversary of the date of the Change in Control.

6.2    Acceleration of Options. Notwithstanding anything to the contrary in any of the Option Documents, as defined in Appendix A, upon a Change in Control, all outstanding stock options granted by the Company or any of its affiliates to the Executive shall become fully vested and immediately exercisable on the date of the Change in Control.

6.3    Right of Termination. Notwithstanding anything to the contrary in this Agreement, during a thirty-day period commencing on the first anniversary of the date of the Change in Control, the Executive shall have the right to resign from his employment with the Company (or its successor) for any reason and receive an amount equal to (i) one times the amount of his Base Salary, as is then in effect, plus (ii) one times the average of the Annual Bonuses paid to the Executive for the two years immediately prior to the year in which such resignation occurs; provided, however, that, if such resignation constitutes an Involuntary Termination, Section 5.1 shall apply (in lieu of this Section 6.3). All payments made under this Section 6.3 shall be made by the Company (or its successor) in a lump-sum amount no later than thirty days after the date of the Executive’s termination of employment; provided, however, that the payment of such lump sum shall be deferred for six months and one day following such termination (i) if necessary to comply with Section 409A of the Code or (ii) in the event such payment, as determined in the sole discretion of the Company (or its successor), could cause the Executive to be subject to interest and penalties under Section 409A of the Code.

7.	REDUCTION OF PAYMENTS

If any amounts due to the Executive under this Agreement and any other agreement, plan or arrangement of or with the Company or any of its affiliates constitute a “parachute payment” as such term is defined in Section 280G(b)(2) of the Code, and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive if he was paid three times his “base amount”, as defined in Section 280G(b)(3) of the Code, less $1.00, reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment will be reduced (or returned by the Executive if it has already been paid to him) to an amount that will equal three times the Executive’s base amount less $1.00. Any determination to be made with respect to this Section 7 shall be made by an accounting firm jointly selected by the Company and the Executive and paid for by the Company, and which may be the Company’s independent auditors.

8.	NO ADDITIONAL RIGHTS

The Executive shall have no right to receive any compensation or benefits upon his termination or resignation of employment, except (i) as expressly set forth in Sections 5 and 6 above, where applicable, or (ii) as determined in accordance with the provisions of the employee benefit plans or programs of the Company.

9.	RESTRICTIVE COVENANTS

9.1    Noncompetition. During the term of the Executive’s employment with the Company (or any successor thereto) and continuing for one year thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any Competing Business, whether for compensation or otherwise; provided, however, that the Executive shall be permitted to hold, directly or indirectly, less than 1% of any class of securities of any entity that is listed on a national securities exchange or on the NASDAQ National Market System. Notwithstanding the foregoing, this Section 9.1 shall cease to apply upon the termination of the Executive’s employment with the Company (or any successor thereto) resulting from (i) an Involuntary Termination or (ii) the Executive’s resignation pursuant to Section 6.3. For purposes of this Agreement, “Competing Business” means any business within the United States that involves for-profit, post secondary education.

9.2    Nonsolicitation. During the term of the Executive’s employment with the Company (or any successor thereto) and continuing for one year thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than a member of the Company or any of its subsidiaries or affiliates (the “Company Group”) (i) solicit or endeavor to entice away from any member of the Company Group, any person or entity who is, or was on the date of this Agreement, employed by, or serving as a key consultant of, any member of the Company Group or (ii) solicit or endeavor to entice away from any member of the Company Group, any person or entity who is, or was on the date of this Agreement, a customer or client (or reasonably anticipated to become a customer or client) of any member of the Company Group.

9.3    Confidentiality. The Executive shall not at any time, except in performance of his obligations to the Company Group under the provisions of this Agreement and as an employee of the Company, directly or indirectly, disclose or use any secret or protected information that he may learn or has learned by reason of his association with any member of the Company Group. The term “protected information” includes trade secrets and confidential and proprietary business information of the Company Group, including, but not limited to, customers (including potential customers), sources of supply, processes, methods, plans, apparatus, specifications, materials, pricing information, intellectual property (including applications and rights in discoveries, inventions or patents), internal memoranda, marketing plans, contracts, finances, personnel, research and internal policies, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company Group operates other than as a result of disclosure by the Executive in violation of this Section 9.3 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

9.4    Exclusive Property. The Executive confirms that all protected information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company Group.

9.5    Compliance with Restrictive Covenants. Without intending to limit any other remedies available to the Company Group and except as required by law, in the event that the Executive breaches or threatens to breach any of the covenants set forth in this Section 9, (i) the Company Group shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 9 or such other relief as may be required to enforce any of such covenants and (ii) all obligations of the Company to make payments and provide benefits under this Agreement shall immediately cease.

10.	ARBITRATION

10.1   General. Subject to Section 9.5 above, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the Executive and the Company shall be settled exclusively by arbitration in West Orange, New Jersey before three arbitrators of exemplary qualifications and stature. The Executive and the Company shall each select one arbitrator. The arbitrators selected by the Executive and the Company shall jointly select the third arbitrator. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Executive and the Company hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the provisions of this Agreement.

10.2   Associated Costs. The cost of the arbitration shall be borne by the parties in the manner determined by the arbitrators. If, however, the dispute concerns contractual rights that arise in the event of or subsequent to a Change in Control, the costs of arbitration (and any reasonable attorney’s fees incurred by the Executive) shall be borne by the Company, unless the arbitrators determine that the Executive commenced such arbitration on unfounded or unreasonable grounds.

11.	MISCELLANEOUS

11.1   Communications. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, or on the fifth business day after mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), to the relevant party at the following address (or at such other address for a party as shall be specified by like notice, except that notices of change of address shall be effective upon receipt):

if to the Company:
200 Executive Drive, Suite 340
West Orange, New Jersey 07052
Attention: General Counsel

if to the Executive:
200 Executive Drive, Suite 340
West Orange, New Jersey 07052

11.2   Waiver and Release. As a condition to receiving the payments set forth in Section 5.1 or Section 6.3, as applicable, the Executive shall be required to execute and not revoke a Waiver and Release (relating to the Executive’s release of claims against the Company Group) substantially in the form attached hereto as Appendix B.

11.3    Waiver of Breach; Severability. (a) The waiver by the Executive or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by either party.

(b) The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

11.4    Assignment; Successors. No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Executive. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

11.5    Entire Agreement. This Agreement and the Option Documents represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive relating to the subject matter hereof, including, without limitation, the Original Agreement and the Amendment. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

11.6    Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.

11.7    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

11.8    Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.

11.9    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand as of the day and year first written above.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ David F. Carney
Name: David F. Carney
Title: Chairman & CEO

EXECUTIVE

/s/ Shaun E. McAlmont
Shaun E. McAlmont

APPENDIX A

“Cause” shall mean, with respect to the Executive, the following:

(a)
prior to a Change in Control, (i) the Executive’s willful failure to perform the duties of his employment in any material respect, (ii) malfeasance or gross negligence in the performance of the Executive’s duties of employment, (iii) the Executive’s conviction of a felony under the laws of the United States or any state thereof (whether or not in connection with his employment), (iv) the Executive’s intentional or reckless disclosure of protected information respecting any member of the Company Group’s business to any individual or entity which is not in the performance of the duties of his employment, (v) the Executive’s commission of an act or acts of sexual harassment that would normally constitute grounds for termination, or (vi) any other act or omission by the Executive (other than an act or omission resulting from the exercise by the Executive of good faith business judgment), which is materially injurious to the financial condition or business reputation of any member of the Company Group; provided, however, that in the case of (i) and (ii) above, the Executive shall not be deemed to have been terminated for cause unless he has received written notice of the alleged basis therefor from the Company, and fails to remedy the matter within 30 days after he has received such notice, except that no such “cure opportunity” shall be required in the case of two separate episodes occurring within any 12-month period that give the Company the right to terminate for cause for such reason; or

(b)
on or after a Change in Control, (i) the Executive’s willful failure to perform the duties of his employment in any material respect, (ii) malfeasance or gross negligence in the performance of the Executive’s duties of employment, (iii) the Executive’s conviction of a felony under the laws of the United States or any state thereof (whether or not in connection with his employment), (iv) the Executive’s intentional or reckless disclosure of protected information respecting any member of the Company Group’s business to any individual or entity which is not in the performance of the duties of his employment; provided, however, that in the case of (i) and (ii) above, the Executive shall not be deemed to have been terminated for cause unless he has received written notice of the alleged basis therefor from the Company, and fails to remedy the matter within 30 days after he has received such notice, except that no such “cure opportunity” shall be required in the case of two separate episodes occurring within any 12-month period that give the Company the right to terminate for cause for such reason.

“Change in Control” shall mean:

(a)
when a “person” (as defined in Section 3(a)(9) of the Exchange Act), including a “group” (as defined in Section 13(d) and 14(d) of the Exchange Act), either directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 25% or more of either (1) the then outstanding Common Stock, or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(b)
when, during any period of 24 consecutive months during the Employment Period, the individuals who, at the beginning of such period, constitute the Board (the “Company Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to be a Company Incumbent Director if such director was elected by, or on the recommendation of or with the approval of at least two-thirds of the directors of the Company, who then qualified as Company Incumbent Directors;

(c)	when the stockholders of the Company approve a reorganization, merger or consolidation of the Company without the consent or approval of a majority of the Company Incumbent Directors;

(d)
consummation of a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with a merger, amalgamation or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

(e)	a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company;

provided, however, that in no event shall a Change in Control be deemed to have occurred so long as Stonington Partners, Inc., together with Five Mile River Capital, LLC and any of their respective affiliates, remain the person or group with the largest single beneficial ownership stake in the outstanding Common Stock and combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Company’s directors.

“Disability” shall mean the inability of the Executive to perform substantially his duties and responsibilities to the Company or any of its subsidiaries by reason of a physical or mental disability or infirmity (a) for a continuous period of six months or (b) at such earlier time as the Executive submits medical evidence of such disability to the reasonable satisfaction of the Committee that the Executive has a physical or mental disability or infirmity that shall likely prevent him from substantially performing his duties and responsibilities for six months or longer. The date of such Disability shall be on the last day of such six-month period or the day on which the Committee determines that the Executive has a physical or mental disability or infirmity as provided in clause (b) herein.

“Good Reason” shall mean, with respect to the Executive, the occurrence of any of the following (without his written consent): (a) a reduction in the Executive’s Base Salary or minimum guaranteed Annual Bonus; (b) an adverse change in the Executive’s title, authority, duties, responsibilities or reporting lines as specified in Section 2.1; (c) the relocation of the Executive’s principal place of employment to a location more than 10 miles from West Orange, New Jersey; (d) a failure by the Company to pay material compensation when due in connection with the Executive’s employment; or (e) a material breach of this Agreement by the Company; provided, however, that, if any such Good Reason is reasonably susceptible to cure, then the Executive shall not terminate his employment hereunder unless the Executive first provides the Company with written notice of his intention to terminate and of the grounds for such termination, and the Company has not, within 10 business days following receipt of such written notice, cured such Good Reason.

“Option Documents" shall mean, with respect to the Executive, each of the following documents to the extent applicable: (a) the Lincoln Technical Institute Management Stock Option Plan, effective January 1, 2002, and any stock option agreement thereunder; and (b) the Lincoln Education Services Corporation 2005 Long Term Incentive Plan, and any stock option agreement thereunder.